Exhibit 99.2

FOR IMMEDIATE RELEASE:

EDTECHX HOLDINGS ACQUISITION CORP.

ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING

London, United Kingdom (October 5, 2018) – EdtechX Holdings Acquisition Corp. (NASDAQ: EDTXU) (the “Company”) announced today that its registration statement on Form S-1 was declared effective by the Securities and Exchange Commission. The Company’s initial public offering of 5,500,000 units is expected to be consummated on or about October 10, 2018. Each unit sold in the offering will have an offering price of $10.00 for aggregate gross proceeds of $55,000,000 and will consist of one share of common stock and one warrant. Each warrant will entitle the holder to purchase one share of common stock at a price of $11.50.

Chardan and I-Bankers Securities, Inc. are acting as joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 825,000 units to cover over-allotments, if any

The offering is being made only by means of a prospectus. A copy of the prospectus may be obtained from: Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, New York 10004. Contact: Vim de Alwis: VDeAlwis@chardancm.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on October 5, 2018. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

EdtechX Holdings Acquisition Corp. is a newly formed blank check company organized for the purpose of effecting a business combination with one or more target businesses. EdtechX Holdings Acquisition Corp.’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus its search for target businesses in the education, training and education technology industries.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the companies’ registration statements and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The companies assume no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MEDIA AND INVESTOR RELATIONS CONTACT:

Citigate Dewe Rogerson (general):

-	Christen Thomson: Christen.Thomson@citigatedewerogerson.com (+44 7808 641870)
-	Caroline Merrell: Caroline.Merrell@citigatedewerogerson.com (+44 7852210329)

Company: www.edtechxcorp.com

-	General contact: hello@edtechxcorp.com
-	INBOUND Capital (IR Advisor)